Exhibit 10.1

DATE:	June 6, 2016

TO:	Affiliated Managers Group, Inc.
777 South Flagler Drive
West Palm Beach, FL 33401
ATTENTION:	Jay C. Horgen
FACSIMILE:

FROM:	Bank of America, N.A.
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
Bank of America Tower at One Bryant Park
New York, NY 10036
ATTENTION:	Gary Rosenblum, Senior Vice President and Associate General Counsel
TELEPHONE:
FACSIMILE:

SUBJECT:	Registered Forward Transaction — Block

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between Bank of America, N.A. (“Dealer”) and Affiliated Managers Group, Inc. (“Counterparty”) on the Trade Date referenced below (the “Transaction”).  This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.  This Confirmation constitutes the entire agreement and understanding of the parties with respect to the subject matter and terms of the Transaction and supersedes all prior or contemporaneous written and oral communications with respect thereto.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation.  In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (without any Schedule except for the election of United States dollars (“USD”) as the Termination Currency and such other elections set forth in this Confirmation).  In the event of any inconsistency between the provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates.  The parties hereby agree that, other than the Transaction to which this Confirmation relates, no other Transaction shall be governed by the Agreement.  The parties also acknowledge that the Transaction to which this Confirmation relates is not governed by, and shall not be treated as a Transaction under, any other ISDA Master Agreement entered into between Dealer and Counterparty from time to time, including the ISDA Master Agreement between the parties entered into on November 7, 2011, as amended on June 21, 2013.

The terms of the Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	June 6, 2016.

Effective Date:	June 10, 2016.

Seller:	Counterparty

Buyer:	Dealer

Shares:	The common stock of Counterparty, par value USD 0.01 per share (Ticker Symbol: “AMG”)

Underwriting Agreement:	The Underwriting Agreement dated as of June 6, 2016 among Counterparty, Dealer, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc., as amended.

Number of Shares:

Initially 2,500,000 (the “Initial Number of Shares”); provided that (i) the Number of Shares shall be increased on each Date of Delivery (as defined in the Underwriting Agreement) by the number of Borrowed Additional Shares (as defined in the Underwriting Agreement) purchased by the Underwriters (as defined in the Underwriting Agreement) pursuant to Section 2(b) of the Underwriting Agreement (the “Option Shares”); (ii) the Number of Shares shall be reduced by the number of Company Top-Up Initial Shares (as defined in the Underwriting Agreement); and (iii) on each Settlement Date, the Number of Shares shall be reduced by the number of Settlement Shares settled on such date.

Hedge Completion Date:	The Effective Date.

Initial Forward Price:	USD 167.25 per Share.

Forward Price:	(a) On the Hedge Completion Date, the Initial Forward Price; and

(b)

on each calendar day thereafter, (i) the Forward Price as of the immediately preceding calendar day multiplied by (ii) the sum of 1 and the Daily Rate for such day; provided that, if the Number of Shares is increased in respect of any Borrowed Additional Shares, the Forward Price shall be adjusted by the Calculation Agent on the Date of Delivery for such Borrowed Additional Shares to account for the fact that the application of the Daily Rate under this clause (b) shall not apply prior to such Date of Delivery with respect to the number of Shares by which the Number of Shares has been so increased.

Daily Rate:

For any day, (i) (a) USD-Federal Funds Rate (or, if the USD-Federal Funds Rate is no longer published, a successor rate mutually agreed in good faith by Dealer and Counterparty; provided that, if Dealer and Counterparty do not mutually agree on the successor rate within one Scheduled Trading Day following the date the USD-Federal Funds Rate ceases to be published, the successor rate shall be determined by the Calculation Agent acting in good faith and in a commercially reasonable manner and, following any such determination, the Calculation Agent will provide to Counterparty the basis for its determination) for such day minus (b) the Spread divided by (ii) 365.

USD-Federal Funds Rate:

For any day, the rate set forth for such day opposite the caption “Federal funds”, as such rate is displayed on the page “FedsOpen <Index><GO>“ on the BLOOMBERG Professional Service, or any successor page (which displayed rate is, for the avoidance of doubt, a percentage); provided that if no rate appears for a particular day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

Spread:	0.90%

Prepayment:	Not Applicable

Variable Obligation:	Not Applicable

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Clearance System:	The Depository Trust Company

Market Disruption Event:

Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof.

Early Closure:	Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Settlement:

Settlement Currency:	USD (all amounts shall be converted to the Settlement Currency in good faith and in a commercially reasonable manner by the Calculation Agent)

Settlement Date:	Any Scheduled Trading Day following the Effective Date and up to and including the applicable Final Date that is either:

(a)

designated by Counterparty as a “Settlement Date” by a written notice (a “Settlement Notice”) delivered to Dealer no less than (i) one Scheduled Trading Day prior to such Settlement Date and five Scheduled Trading Days prior to such Final Date, if Physical Settlement applies, and (ii) five Scheduled Trading Days prior to such Settlement Date, which may be such Final Date, if Cash Settlement or Net Stock Settlement applies; provided that if Cash Settlement or Net Stock Settlement applies, any Settlement Date, including a Settlement Date on the scheduled Final Date, shall be deferred until the date on which Dealer (or its affiliate) is able to completely unwind Dealer’s hedge with respect to the portion of the Number of Shares to be settled if Dealer (or its affiliate) is unable to completely unwind Dealer’s hedge with respect to the portion of the Number of Shares to be settled during the Unwind Period due to the restrictions of Rule 10b-18 (“Rule 10b-18”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) agreed to hereunder, the existence of any Suspension Day or Disrupted Day or the lack of sufficient liquidity in the Shares during the Unwind Period (as determined by the Calculation Agent); provided further that if Dealer (or its affiliate) shall fully unwind Dealer’s hedge with respect to the portion of the Number of Shares to be settled during an Unwind Period by a date that is more than three Scheduled Trading Days prior to a Settlement Date specified above, Dealer may, by written notice to Counterparty, specify any Scheduled Trading Day prior to such original Settlement Date as the Settlement

Date; or

	(b)	designated by Dealer as a Settlement Date pursuant to the “Acceleration Events” provisions below;

provided that the applicable Final Date will be a Settlement Date if on such date the applicable Number of Shares for which a Settlement Date has not already been designated is greater than zero; provided further that if any Settlement Date specified above is not an Exchange Business Day, the Settlement Date shall instead be the next Exchange Business Day; and provided further that, following the occurrence of at least three consecutive Suspension Days during an Unwind Period and while such Suspension Days are continuing, Dealer may designate any subsequent Exchange Business Day as the Settlement Date with respect to the portion of the Settlement Shares, if any, for which Dealer (or its affiliate) has determined an Unwind Purchase Price during such Unwind Period (such Settlement Date, a “Partial Settlement Date”), it being understood that (x) other than in the case of a Rule 10b-18 Unavailability Period (as defined below), the Unwind Period with respect to the remainder of such Settlement Shares shall recommence on the next succeeding Exchange Business Day that is not a Suspension Day and (y) in the case of a Rule 10b-18 Unavailability Period, the remainder of such Settlement Shares shall be treated as if Counterparty had not designated a Settlement Date with respect thereto and Counterparty shall be entitled to designate another Settlement Date in accordance with the terms hereof (or, if the Final Date has passed, Counterparty shall be deemed to have designated in a Settlement Notice a Settlement Date of the Scheduled Trading Day immediately following the related Partial Settlement Date with respect to such remainder of such Settlement Shares, and Physical Settlement shall apply to such Settlement Date).

Final Date:	June 10, 2017 (or if such day is not a Scheduled Trading Day, the next following Scheduled Trading Day).

Settlement Shares:	(a)

With respect to any Settlement Date other than the Final Date, the number of Shares designated or deemed designated as such by Counterparty in the relevant Settlement Notice or designated pursuant to the “Acceleration Events” provisions below, as applicable; provided that the Settlement Shares so designated shall (i) not exceed the applicable Number of Shares at that time and (ii) be at least equal to the lesser of 100,000 and such Number of Shares at that time; and

	(b)	with respect to the Settlement Date on the Final Date, a number of Shares equal to the applicable Number of Shares at that time;

in each case with the applicable Number of Shares determined taking into account pending Settlement Shares for the Transaction.

Settlement Method Election:

Physical Settlement, Cash Settlement, or Net Stock Settlement, at the election of Counterparty, in its sole discretion, as set forth in a Settlement Notice; provided that if Counterparty elects Cash Settlement or Net Stock Settlement, it shall be deemed to have repeated the representations contained under “Securities Laws Representations and Agreements” below; provided further that if no election is made by Counterparty, Physical Settlement shall apply. The parties hereto acknowledge that Counterparty cannot be obligated to settle the Transaction by cash payment unless Counterparty elects Cash

Settlement.

Physical Settlement:

If Physical Settlement is applicable, then Counterparty shall deliver to Dealer through the Clearance System a number of Shares equal to the Settlement Shares for such Settlement Date, and Dealer shall pay to Counterparty, by wire transfer of immediately available funds to an account designated by Counterparty, an amount equal to the Physical Settlement Amount for such Settlement Date.

Physical Settlement Amount:

For any Settlement Date for which Physical Settlement is applicable, an amount equal to the product of (a) the applicable Forward Price in effect on the relevant Settlement Date multiplied by (b) the Settlement Shares for such Settlement Date.

Cash Settlement:

On any Settlement Date in respect of which Cash Settlement applies, if the Cash Settlement Amount is a positive number, Dealer will pay the Cash Settlement Amount to Counterparty. If the Cash Settlement Amount is a negative number, Counterparty will pay the absolute value of the Cash Settlement Amount to Dealer. Such amounts shall be paid on such Settlement Date.

Cash Settlement Amount:

An amount determined by the Calculation Agent equal to: (i)(A) the weighted average (weighted on the same basis as clause (B)) of the Forward Prices on each day during the applicable Unwind Period minus (B) the weighted average price (the “Unwind Purchase Price”) at which Dealer (or its affiliate) purchases Shares during the Unwind Period to unwind Dealer’s hedge (or, if Net Stock Settlement applies, to unwind all or a portion of Dealer’s hedge, including any purchases of Shares for delivery to Counterparty, in each case as determined by Dealer) with respect to the portion of the applicable Number of Shares to be settled during the Unwind Period (including, for the avoidance of doubt, purchases on any Suspension Day or Disrupted Day in part), taking into account the restrictions of Rule 10b-18 under the Exchange Act agreed to hereunder, plus USD 0.02, multiplied by (ii) the Settlement Shares.

Net Stock Settlement:

On any Settlement Date in respect of which Net Stock Settlement applies, if the Cash Settlement Amount is a (i) positive number, Dealer shall deliver through the Clearance System a number of Shares to Counterparty equal to the Net Stock Settlement Shares, or (ii) negative number, Counterparty shall deliver through the Clearance System a number of Shares to Dealer equal to the Net Stock Settlement Shares; provided that if Dealer determines in its good faith judgment that it would be required to deliver Net Stock Settlement Shares to Counterparty, Dealer may elect to deliver a portion of such Net Stock Settlement Shares on one or more dates prior to the applicable Settlement Date.

Net Stock Settlement Shares:

With respect to a Settlement Date, the absolute value of the Cash Settlement Amount divided by the applicable Unwind Purchase Price, with the number of Shares rounded up in the event such calculation results in a fractional number.

Unwind Period:

The period from and including the first Exchange Business Day following the date Counterparty elects Cash Settlement or Net Stock Settlement in respect of a Settlement Date for the Transaction through the third Scheduled Trading Day preceding such Settlement Date (as such date may be changed by Dealer as described in the first proviso in clause (a) of the definition of Settlement Date above and provided that Dealer may truncate any Unwind Period pending (and reduce the Settlement Shares for such Unwind Period to the portion thereof, if any, for which Dealer (or its affiliate) has determined an Unwind Purchase Price) at the time Dealer designates a Settlement Date pursuant to the “Acceleration Events” provisions below, effective upon such designation).

Failure to Deliver:	Applicable

Suspension Day:

Any day on which Dealer determines, based on the advice of outside counsel of national standing, that Cash Settlement or Net Stock Settlement may violate applicable securities laws or cause Dealer (or its affiliates) to not be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer (or its affiliates) or that the safe harbor provided by Rule 10b-18 would be unavailable by virtue of the exclusions from the definition of “Rule 10b-18 purchase” under clauses (i) or (iv) thereof (the period of unavailability, a “Rule 10b-18 Unavailability Period”). Dealer shall promptly notify Counterparty if it receives such advice from its counsel.

Share Cap:

Except as provided under “Private Placement and Registration Procedures” below, in no event will Counterparty be required to deliver to Dealer (or its affiliate) on any Settlement Date, whether pursuant to Physical Settlement, Net Stock Settlement, any Private Placement Settlement or any Registration Settlement, a number of Shares in excess of (i) the Initial Number of Shares plus (ii) the number of Option Shares minus (iii) the aggregate number of Shares delivered by Counterparty to Dealer (or its affiliate) under the applicable Transaction prior to such Settlement Date.

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

New Shares:

In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

Consequences of Merger Events:

(a) Share-for-Share:	Cancellation and Payment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Cancellation and Payment

Tender Offer:	Applicable

Consequences of Tender Offers:

(a) Share-for-Share:	Cancellation and Payment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Cancellation and Payment

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment

In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Determining Party:

For all applicable Extraordinary Events, Dealer; provided, however, that all calculations, adjustments, specifications, choices and determinations by the Determining Party shall be made in good faith and in a commercially reasonable manner. The parties agree that they will work reasonably to resolve any disputes.

Additional Disruption Events:

Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or public announcement of the formal or informal interpretation” and (ii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”. For the avoidance of doubt, “a materially increased cost in performing its obligations under such Transaction” includes any materially increased cost to acquire, establish, re-establish, substitute, maintain, unwind or dispose of any Hedge Positions.

Increased Cost of Stock Borrow:

Applicable; provided that Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.

Initial Stock Loan Rate:	45 basis points per annum

Hedging Party:	Dealer or any affiliate of Dealer involved in hedging a Transaction.

Insolvency Filing:

Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, upon any Insolvency Filing or other proceeding under the U.S. Bankruptcy Code in respect of the Issuer, the Transaction shall automatically terminate on the date thereof without further liability of either party to this Confirmation to the other party (except for any liability in respect of any breach of representation or covenant by a party under this Confirmation prior to the date of such Insolvency Filing or other proceeding), it being understood that the Transaction is a contract for the issuance of Shares by the

Issuer.

Determining Party:

For all applicable Additional Disruption Events, Dealer; provided, however, that all calculations, adjustments, specifications, choices and determinations by the Determining Party shall be made in good faith and in a commercially reasonable manner. The parties agree that they will work reasonably to resolve any disputes.

Acknowledgments:

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Transfer:

Notwithstanding anything to the contrary herein or in the Agreement, Dealer may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of Dealer under the Transaction, in whole or in part, to an affiliate of Dealer, or any entity sponsored or organized by, or on behalf of or for the benefit of, Dealer without the consent of Counterparty; provided that either (A) the long-term, unsecured and unsubordinated credit rating (“Credit Rating”) of the transferee or assignee (or any guarantor of its obligations under the transferred Transaction) is equal to or greater than the Credit Rating of Dealer, as specified by either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc. (or their respective successors), at the time of such assignment, transfer or set over, or (B) such transferee’s or assignee’s obligations hereunder will be guaranteed by Dealer or Dealer’s ultimate parent entity pursuant to the terms of a customary guarantee in a form used by such guarantor generally for similar transactions. No later than promptly following any such assignment, transfer or set over, Dealer shall notify Counterparty as to whether the transfer, assignment or set over is pursuant to subclause (A) or subclause (B) above. In the event of any transfer or assignment of any rights, title and interest, powers, privileges and remedies of Dealer under any Transaction, the transferee or assignee shall assume and enter into all of the transferor’s covenants and representations under Sections 3(e), 3(f), 4(a)(i) and 4(a)(iii) of the Agreement or enter into new covenants and representations that are agreed by the other party under the Agreement, and the identity of the transferee or assignee shall be entered on the books and records maintained by each party or its respective agents.

Calculation Agent:

Dealer. All calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. The parties agree that they will work reasonably to resolve any disputes.

Account Details:

(a) Account for delivery of Shares to Dealer:	To be furnished

(b) Account for payments to Counterparty:	To be furnished

(c) Account for payments to Dealer:		To be furnished

Offices:

The Office of Counterparty for the Transaction is:		Inapplicable, Counterparty is not a Multibranch Party.

The Office of Dealer for the Transaction is:		New York, New York

Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

Affiliated Managers Group, Inc.
777 South Flagler Drive
West Palm Beach, FL 33401
	Telephone:	(800) 345-1100
Facsimile:
	Attention:	Jay C. Horgen

(b)	Address for notices or communications to Dealer:

Bank of America, N.A.
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
Bank of America Tower at One Bryant Park
New York, NY 10036
	Attention:	Gary Rosenblum, Senior Vice President and Associate General Counsel
Telephone:
Facsimile:
	Email:	Gary.Rosenblum@bankofamerica.com

Effectiveness; Underwriting Agreement; Interpretive Letter.

Conditions to Effectiveness. Dealer’s obligations under this Confirmation shall be subject to the satisfaction (or waiver by Dealer) of the following: (i) the condition that the representations and warranties of Counterparty contained in the Underwriting Agreement are true and correct on the Effective Date as if made as of the Effective Date, (ii) the condition that Counterparty has performed all of the obligations required to be performed by it under the Underwriting Agreement on or prior to the Effective Date, (iii) all of the conditions set forth in Section 6 of the Underwriting Agreement, and (iv) the condition that the Underwriting Agreement has not been terminated pursuant to Section 9 or Section 10 thereof.

Underwriting Agreement Representations, Warranties and Covenants.  On each Trade Date and on each date on which Dealer or its affiliates deliver a prospectus in connection with a sale to hedge the Transaction, Counterparty repeats and reaffirms as of such date all of the representations and warranties contained in the Underwriting Agreement.  Counterparty hereby agrees to comply with its covenants contained in the Underwriting Agreement as if such covenants were made in favor of Dealer.

Interpretive Letter.  Counterparty agrees and acknowledges that the Transaction is being entered into in accordance with the October 9, 2003 interpretive letter from the staff of the Securities and Exchange Commission to Goldman, Sachs & Co. (the “Interpretive Letter”) and agrees to take all actions, and to omit to take any actions, reasonably requested by Dealer for the Transaction to comply with the Interpretive Letter.  Without limiting the foregoing, Counterparty agrees that neither it nor any “affiliated purchaser” (as defined in Regulation M (“Regulation M”) promulgated under the Exchange Act) will, directly or indirectly, bid for, purchase or attempt to induce any person to bid for or purchase, the Shares or securities that are convertible into, or exchangeable or exercisable for, Shares during any “restricted period” as such term is defined in Regulation M.  In addition, Counterparty represents that it is eligible to conduct a primary offering of Shares on Form S-3, the offering contemplated by the Underwriting Agreement complies with Rule 415 under the Securities Act, and the Shares are “actively traded” as defined in Rule 101(c)(1) of Regulation M.

Agreements and Acknowledgments Regarding Shares:

(i)                                   Counterparty agrees and acknowledges that, in respect of any Shares delivered to Dealer (or its affiliates) hereunder, such Shares shall be newly issued (unless mutually agreed otherwise by the parties) and upon such delivery, duly and validly authorized, issued and outstanding, fully paid and nonassessable, free of any lien, charge, claim or other encumbrance and not subject to any preemptive or similar rights and shall, upon such issuance, be accepted for listing or quotation on the Exchange.

(ii)                                Counterparty agrees and acknowledges that Dealer (or its affiliates) will hedge Dealer’s exposure to the Transaction by selling Shares borrowed from third-party securities lenders or other Shares pursuant to a registration statement, and that, pursuant to the terms of the Interpretive Letter, the Shares (up to the  full Number of Shares) delivered, pledged or loaned by Counterparty to Dealer (or its affiliates) in connection with the Transaction may be used by Dealer (or its affiliates) to return to securities lenders without further registration under the Securities Act.  Accordingly, Counterparty agrees that the Shares that it delivers, pledges or loans to Dealer (or its affiliates) on or prior to the final Settlement Date will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

(iii)                             Counterparty has reserved and will keep available at all times, free from preemptive or similar rights and free from any lien, charge, claim or other encumbrance, authorized but unissued Shares at least equal to the Number of Shares for the Transaction, solely for the purpose of settlement under the Transaction.

(iv)                            Unless the provisions set forth below under “Private Placement and Registration Procedures” are applicable, Dealer agrees to use or cause its affiliates to use any Shares delivered by Counterparty hereunder on any Settlement Date to return to securities lenders to close out open securities loans with respect to the Shares.

(v)                               In connection with bids and purchases of Shares in connection with any Cash Settlement or Net Stock Settlement of a Transaction, Dealer shall use its good faith efforts to comply, or cause compliance, with the provisions of Rule 10b-18 under the Exchange Act, taking into account any purchases under other Forward Contracts (as defined herein), as if such provisions were applicable to such purchases. “Forward Contract” shall mean this Transaction, any similar transaction relating to Shares sold pursuant to an underwriting agreement (or equivalent agreement) by an affiliate of Dealer and any transaction relating to Shares sold through an affiliate of Dealer, as “Distribution Agent” (or equivalent term), pursuant to a “Forward Sale” (or equivalent term) under an “Equity Distribution Agreement” (or equivalent agreement).

Securities Laws Representations and Agreements:

(i)                                   Counterparty represents to Dealer on the Trade Date and on any date that Counterparty notifies Dealer that Cash Settlement, Net Stock Settlement or Alternative Settlement under “Accounting Standards Codification (‘ASC’) 815-40; Alternative Settlement” below applies to a Transaction, that (a) each of its filings under the Securities Act, the Exchange Act or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (b) it has not and will not directly or indirectly violate any applicable law (including, without limitation, the Securities Act and the Exchange Act) in connection with a Transaction.  In addition to any other requirement set forth herein, Counterparty agrees not to designate any Settlement Date or elect Alternative Settlement under “Accounting Standards Codification (‘ASC’) 815-40; Alternative Settlement” below if settlement in respect of such date would result in a violation of any applicable federal or state law or regulation, including the U.S. federal securities laws.

(ii)                                  It is the intent of Dealer and Counterparty that following any election of Cash Settlement or Net Stock Settlement by Counterparty for a Transaction, the purchase of Shares by Dealer (or its affiliates) during the related Unwind Period comply with the requirements of Rule 10b5-l(c)(l)(i)(B) of the Exchange Act and that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-l(c).

Counterparty acknowledges that (a) during any Unwind Period, Counterparty shall not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Shares by Dealer (or its agent or affiliate) in connection with this Confirmation and (b) Counterparty is entering into the Agreement and this Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act.

Counterparty hereby agrees with Dealer that during any Unwind Period Counterparty shall not communicate, directly or indirectly, any Material Non-Public Information (as defined herein) to any Equity Derivatives Group Personnel (as defined below).  For purposes of the Transaction, “Material Non-Public Information” means information relating to Counterparty or the Shares that (x) has not been widely disseminated by wire service, in one or more newspapers of general circulation, by communication from Counterparty to its shareholders or in a press release, or contained in a public filing made by Counterparty with the Securities and Exchange Commission and (y) a reasonable investor might consider to be of importance in making an investment decision to buy, sell or hold Shares.  For the avoidance of doubt and solely by way of illustration, information should be presumed “material” if it relates to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets, or other similar information.  For purposes of the Transaction, “Equity Derivatives Group Personnel” means any employee of Dealer or its affiliates who effects purchases or sales of Shares in connection with this Agreement.

(iii)          Counterparty shall, at least one day prior to the first day of any Unwind Period, notify Dealer of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Counterparty or any of its affiliated purchasers during each of the four calendar weeks preceding the first day of the Unwind Period and during the calendar week in which the first day of the Unwind Period occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18).

(iv)                              During any Unwind Period, Counterparty shall (a) notify Dealer prior to the opening of trading in the Shares on any day on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to Counterparty (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (b) promptly notify Dealer following any such announcement that such announcement has been made, and (c) promptly deliver to Dealer following the making of any such announcement information indicating (1) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (2) Counterparty’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction.  In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.

(v)                                 Neither Counterparty nor any of its affiliates shall take or refrain from taking any action (including, without limitation, any direct purchases by Counterparty or any of its affiliates, or any purchases by a party to a derivative transaction with Counterparty or any of its affiliates), either under this Confirmation, under an agreement with another party or otherwise, that might cause any purchases of Shares by Dealer or any of its affiliates in connection with any Cash Settlement or Net Stock Settlement of a Transaction not to meet the requirements of the safe harbor provided by Rule 10b-18 determined as if all such foregoing purchases were made by Counterparty.  Without limiting the foregoing, Counterparty may not elect Cash Settlement or Net Stock Settlement during a Rule 10b-18 Unavailability Period.

(vi)                              Counterparty will not engage in any “distribution” (as defined in Regulation M) that would cause a “restricted period” (as defined in Regulation M) to occur during any Unwind Period.

Miscellaneous:

Acceleration Events.

(i)                                     Stock Borrow Event.  If in Dealer’s reasonable judgment, (a) Dealer (or its affiliate) is not able to hedge Dealer’s exposure under the Transaction because insufficient Shares are made available for borrowing by securities lenders or (b) Dealer (or its affiliate) would incur a cost to borrow (or to maintain a borrow of) sufficient Shares to hedge Dealer’s exposure under the Transaction that is equal to or greater than 300 basis points per annum per any Share (each of (a) and (b), a “Stock Borrow Event”), then Dealer shall be entitled to designate any Scheduled Trading Day prior to the date the Number of Shares is first reduced to zero to be a Settlement Date for the Transaction, by providing Counterparty at least two Scheduled Trading Days’ notice prior to the relevant Settlement Date, and to designate the number of Settlement Shares for the relevant Settlement Date, which shall not exceed the number of Shares as to which the relevant Stock Borrow Event relates.

(ii)           Dividends.  If on any day after the Trade Date, Counterparty declares a distribution, issue or dividend to existing holders of the Shares of (a) any cash dividends in excess of USD 0.00 per Share or (b) share capital or other securities of another issuer acquired or owned (directly or indirectly) by Counterparty as a result of a spin-off or similar transaction or (c) any other type of securities (other than Shares), rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price, as determined by Dealer, then Dealer shall be entitled to designate any Scheduled Trading Day prior to the date the Number of Shares is first reduced to zero to be a Settlement Date for the Transaction, by providing Counterparty at least three Scheduled Trading Days’ notice prior to the relevant Settlement Date, and to designate the number of Settlement Shares for the relevant Settlement Date.  Counterparty agrees that it will publicly announce any such distribution, issue or dividend at least 5 Scheduled Trading Days before the record date therefor.

(iii)          Stock Price Event.  If at any time after the Trade Date the traded price per Share on the Exchange is less than or equal to 35% of the Initial Forward Price, then Dealer shall be entitled at any time thereafter to designate one or more Scheduled Trading Days prior to the date the Number of Shares is first reduced to zero to be a Settlement Date for the Transaction, by providing Counterparty at least ten Scheduled Trading Days’ notice prior to the relevant Settlement Date, and to designate the number of Settlement Shares for the relevant Settlement Date.

(iv)                              Announcement of Merger Event.  If on any day after the Trade Date, Counterparty announces any event that, if consummated, would constitute a Merger Event, then Counterparty shall notify Dealer of such occurrence within one Scheduled Trading Day after such occurrence and Dealer shall be entitled to designate any Scheduled Trading Day prior to the date the Number of Shares is first reduced to zero to be a Settlement Date for the Transaction, by providing Counterparty at least one Scheduled Trading Day’s notice prior to the relevant Settlement Date, and to designate the number of Settlement Shares for the relevant Settlement Date.

(v)                                 ISDA Termination.  In lieu of (a) designating an Early Termination Date as the result of an Event of Default or Termination Event, (b) terminating a Transaction and determining a Cancellation Amount as the result of an Additional Disruption Event, or (c) terminating a Transaction and determining an amount payable in connection with an Extraordinary Event to which Cancellation and Payment would otherwise be applicable, Dealer shall be entitled to designate for each affected Transaction any Scheduled Trading Day prior to the date the applicable Number of Shares is first reduced to zero to be a Settlement Date for such Transaction with respect to the applicable Number of Shares as the Settlement Shares.

(vi)                              Termination Settlement.  Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, if a Settlement Date is designated by Dealer as the result of one of the foregoing sub-paragraphs (i) through (v), Physical Settlement shall apply to the relevant Settlement Shares.

Private Placement and Registration Procedures.   If Counterparty notifies Dealer that it is unable to comply with the provisions of sub-paragraph (ii) of “Agreements and Acknowledgments Regarding Shares” above because of a change in law or a change in the policy of the Securities and Exchange Commission or its staff, or Dealer notifies Counterparty that in its reasonable opinion any Shares to be delivered to Dealer (or its affiliate) by Counterparty may not be freely returned by Dealer (or its affiliate) to securities lenders as described under such sub-paragraph (ii), or otherwise constitute “restricted securities” as defined in Rule 144 under the Securities Act (the date such notification is effective being the “Determination Date”), then Counterparty may elect to effect the delivery of any such Shares (the “Restricted Shares”) pursuant to either clause (i) or (ii) below, unless waived by Dealer, on the later of (A)(1) if Private Placement Settlement is applicable, the tenth Scheduled Trading Day following the Determination Date or (2) if Registration Settlement is applicable, the thirtieth calendar day following the Determination Date (or if such day is not a Clearance System Business Day, the next Clearance System Business Day), (B) the date such delivery would otherwise be due pursuant to the terms of this Confirmation and (C) the Clearance System Business Day following notice by Dealer to Counterparty of the number of Shares to be delivered pursuant to these “Private Placement and Registration Procedures”; provided that if Counterparty does not so elect within three Scheduled Trading Days of the Determination Date, Counterparty shall be deemed to have elected clause (i) below.

(i)                                     If Counterparty is obligated to settle any Transaction with Restricted Shares (a “Private Placement Settlement”), then delivery of Restricted Shares by Counterparty shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Dealer; provided that Counterparty may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Counterparty to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer).  The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer and its affiliates, due diligence rights (for Dealer, any affiliate designated by Dealer or any buyer of the Restricted Shares designated by Dealer or its affiliate), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Dealer.  In the case of a Private Placement Settlement, Dealer shall, in its good faith discretion, adjust the amount of Restricted Shares to be delivered to Dealer (or its affiliate) hereunder in a commercially reasonable manner to reflect the fact that (A) such Restricted Shares may not be freely returned to securities lenders by Dealer (or its affiliate) and may only be saleable by Dealer (or its affiliates) at a discount to reflect the lack of liquidity in Restricted Shares and (B) Dealer (or its affiliate) will incur carrying costs and other costs in connection with the unwind of Dealer’s hedge as it relates to such Private Placement Settlement; provided that for the Transaction in no event will Counterparty be required to deliver to Dealer (or its affiliate) a number of Restricted Shares in excess of (i) the Initial Number of Shares plus the number of Option Shares multiplied by (ii) two, minus (iii) the aggregate number of Shares delivered by Counterparty to Dealer (or its affiliate) under the Transaction prior to the date of such delivery (the “Maximum Delivery Amount”).  If Dealer adjusts the amount of Restricted Shares, it shall provide Counterparty with a statement indicating in reasonable detail how such share adjustment was determined.

If Counterparty delivers any Restricted Shares in respect of a Transaction, Counterparty agrees that (A) such Shares may be transferred by and among Dealer and its affiliates and (B) after the “holding period” specified in Rule 144(d) under the Securities Act has elapsed, Counterparty shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Dealer (or such affiliate of Dealer) to Counterparty or such transfer agent of any seller’s and broker’s representation letters customarily delivered by Dealer or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).

(ii)                                  If Counterparty elects to settle a Transaction pursuant to this clause (ii) (a “Registration Settlement”), then Counterparty shall promptly (but in any event no later than the Scheduled Trading Day immediately prior to the date delivery of the Shares is due pursuant to the terms of these “Private Placement and Registration Procedures”) file and use its reasonable efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to Dealer, to cover the resale of Restricted Shares (the “Registered Shares”) in accordance with customary resale registration procedures, including covenants, conditions, representations, underwriting discounts, commissions, indemnities, due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements, all reasonably acceptable to Dealer.  If Dealer, in its reasonable discretion, is not satisfied with such procedures and documentation or if a Settlement Date is designated by Dealer pursuant to the “Acceleration Events” provisions above, Private Placement Settlement shall apply and Counterparty shall effect delivery of Restricted Shares by the tenth Scheduled Trading Day following notification from Dealer.  In the case of a Registration Settlement, Dealer shall, in its good faith discretion, adjust the amount of Registered Shares to be delivered to Dealer (or its affiliate) under the Transaction in a commercially reasonable manner to reflect the fact that Dealer (or its affiliate) will incur carrying costs and other costs in connection with the unwind of Dealer’s hedge as it relates to such Registered Settlement; provided that for the Transaction in no event will Counterparty be required to deliver to Dealer (or its affiliate) a number of Registered Shares in excess of the Maximum Delivery Amount for the Transaction.  If Dealer adjusts the amount of Registered Shares, it shall provide Counterparty with a statement indicating in reasonable detail how such share adjustment was determined.

Indemnity.  Counterparty agrees to indemnify Dealer and its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such affiliate or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, the execution or delivery of this Confirmation, the performance by the parties hereto of their respective obligations under the Transaction, any breach of any covenant or representation made by Counterparty in this Confirmation or the Agreement or the consummation of the transactions contemplated hereby and will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto, except to the extent resulting from Dealer’s gross negligence or willful misconduct.

Waiver of Trial by Jury.  EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Governing Law/Jurisdiction.  This Confirmation shall be governed by the laws of the State of New York without reference to the conflict of laws provisions thereof.  The parties hereto irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the United States Court for the Southern District of New York in connection with all matters relating hereto and waive any objection to the laying of venue in, and any claim of inconvenient forum with respect to, these courts.

Designation by Dealer.  Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer obligations in respect of any Transaction and any such designee may assume such obligations.  Dealer shall be discharged of its obligations to Counterparty only to the extent of any such performance.

Accounting Standards Codification (‘ASC’) 815-40; Alternative Settlement.  The parties hereby agree that all documentation with respect to a Transaction is intended to qualify such Transaction as an equity instrument for purposes of Accounting Standards Codification (‘ASC’) 815-40.  If, subject to “Netting and Set-off” below, Counterparty owes Dealer any amount in connection with a Transaction pursuant to Section 12.7 or 12.9 of the Equity Definitions (except in the case of an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the case of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than (x) an Event of Default of the type described in Section 5(a)(iii), (v), (vi) or (vii) of the Agreement or (y) a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), or (v) of the Agreement that in the case of either (x) or (y) resulted from an event or events outside Counterparty’s control) (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to satisfy any such Payment Obligation by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 a.m. and 4:00 p.m. New York time on the Closing Date, Early Termination Date or other date of termination or cancellation, as applicable (“Notice of Termination Delivery”).  Upon Notice of Termination Delivery, Counterparty shall deliver to Dealer a number of Termination Delivery Units having a cash value equal to the amount of such Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent acting in a commercially reasonable manner, taking into account whether the Termination Delivery Units so delivered are freely tradable).  Settlement relating to any delivery of Termination Delivery Units pursuant to this provision shall occur within three Scheduled Trading Days.  “Termination Delivery Unit” means (A) in the case of a Termination Event, an Event of Default or an Extraordinary Event (other than an Insolvency, Nationalization, Merger Event or Tender Offer), one Share or (B) in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer; provided that if such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Disclosure. Effective from the date of commencement of discussions concerning a Transaction, each of Dealer and Counterparty and each of their employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of such Transaction and all materials of any kind (including opinions or other tax analyses) relating to such tax treatment and tax structure.

Right to Extend.  Dealer may postpone any Settlement Date or any other date of valuation or delivery, with respect to some or all of the relevant Settlement Shares, if Dealer determines, in its discretion, that such extension is reasonably necessary or appropriate to enable Dealer (or its affiliate) to effect purchases of Shares in connection with Dealer’s hedging activity hereunder or under any other Forward Contract in a manner that would, if Dealer (or its affiliate) were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal and regulatory requirements, as determined by Dealer based upon the advice of outside counsel of national standing.

Counterparty Share Repurchases.  Counterparty agrees not to repurchase any Shares if, immediately following such purchase, the Number of Shares for the Transaction under this Confirmation and all other Forward Contracts would be equal to or greater than 8.0% of the number of then-outstanding Shares or such lower number of Shares as Dealer notifies Counterparty would, in the reasonable judgment of outside counsel of national standing for Dealer, present legal or regulatory issues for Dealer or its affiliates.

Limit on Beneficial Ownership.  Notwithstanding any other provisions hereof, neither Dealer nor its affiliates shall be entitled to receive Shares hereunder (whether in connection with the purchase of Shares on any Settlement Date or otherwise) to the extent (but only to the extent) that such receipt would result in Dealer and its affiliates or any “group” of which Dealer (or its affiliates) is a part (i) directly or indirectly beneficially owning (as such term is defined for purposes of Section 13(d) of the Exchange Act or, if it would result in a higher percentage of beneficial ownership, the equivalent calculation for purposes of determining a ten percent beneficial owner under Section 16 of the Exchange Act) at any time in excess of 4.9% of the outstanding Shares or (ii) having direct or indirect ownership or control (for purposes of the Bank Holding Company Act of 1956, as amended) at any time in excess of 4.9% of the outstanding Shares.  Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that such delivery would result in Dealer and its affiliates or such a group directly or indirectly so beneficially owning or so owning or controlling in excess of 4.9% of the outstanding Shares.  If any delivery owed to Dealer (or its affiliates) hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Dealer gives notice to Counterparty that such delivery would not result in Dealer and its affiliates or such a group directly or indirectly so beneficially owning or so owning or controlling in excess of 4.9% of the outstanding Shares.

Commodity Exchange Act.  Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in the U.S. Commodity Exchange Act, as amended (the “CEA”), and the Agreement and the Transaction are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in the CEA.

Securities Act.  Each of Dealer and Counterparty agrees and represents that it is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, or an “accredited investor” as defined under the Securities Act.

ERISA.  Each of Dealer and Counterparty agrees and represents that the assets used in the Transaction (a) are not assets of any “plan” (as such term is defined in Section 4975 of the U.S. Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, and (b) do not constitute “plan assets” (as such term is defined in Section 3(42) of ERISA).

Bankruptcy Status.  Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights with respect to the transactions contemplated hereby that are senior to the claims of Counterparty’s common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided, however, that nothing herein shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Confirmation and the Agreement; and provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transaction other than the Transaction.

No Collateral.  The parties acknowledge that the Transaction is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to the Agreement.  Without limiting the generality of the foregoing, the Transaction will not be considered to create obligations covered by any collateral credit support annex to the Agreement and will be disregarded for the purposes of calculating any exposures pursuant to any such annex.

Netting and Set-off.  Dealer agrees not to set-off or net amounts due from Counterparty with respect to any Transaction against amounts due from Dealer to Counterparty under obligations other than with respect to the Agreement.  Section 2(c) of the Agreement as it applies to payments due with respect to the Transaction shall remain in effect and is not subject to the first sentence of this provision.

Wall Street Transparency and Accountability Act of 2010.  The parties hereby agree that none of (a) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), (b) any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (c) the enactment of WSTAA or any regulation under the WSTAA, (d) any requirement under WSTAA nor (e) an amendment made by WSTAA, shall limit or otherwise impair either party’s rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Increased Cost of Stock Borrow or Illegality (as defined in the Agreement)).

Tax Representations.

(i)                                     For the purpose of Section 3(e) of the Agreement, each party makes the following representation:

(A)                               It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Agreement or any other payments of interest or penalty charges for late payment) to be made by it to the other party under the Agreement.

In making this representation, a party may rely on:

(i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement,

(ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement, and

(iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement;

provided that it shall not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(ii)           For the purpose of Section 3(f) of the Agreement:

(A)          Dealer makes the following representation(s):

(1)                                 It is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for United States federal income tax purposes.

(2)                                 It is a financial institution that is an exempt recipient under Treasury Regulation Section 1.6049—4(c)(1)(ii)(M).

(B)                               Counterparty represents that it is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for United States federal income tax purposes and an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii).

Document Delivery

(i)                                     Dealer agrees to complete, accurately and in a manner reasonably satisfactory to Counterparty, to execute and to deliver to Counterparty a valid U.S. Internal Revenue Service Form W-9 (or any successor form) and any required attachments thereto (i) upon execution of this Confirmation and thereafter prior to the date on which such form becomes invalid, (ii) promptly upon reasonable demand by Counterparty and (iii) promptly upon learning that any Form W-9 (or any successor thereto) previously provided by Dealer has become obsolete, invalid or incorrect.

(ii)                                  Counterparty agrees to complete, accurately and in a manner reasonably satisfactory to Dealer, to execute and to deliver to Dealer a valid U.S. Internal Revenue Service Form W-9 (or any successor form) and any required attachments thereto (i) upon execution of this Confirmation and thereafter prior to the date on which such form becomes invalid, (ii) promptly upon reasonable demand by Dealer and (iii) promptly upon learning that any Form W-9 (or any successor thereto) previously provided by Counterparty has become obsolete, invalid or incorrect.

Withholding Tax Imposed on Payments to Non-US Counterparties under the United States Foreign Account Tax Compliance Act. “Tax” as used in the preceding paragraph (i)(A) of this Section (Tax Representations) and “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code (“FATCA”), or any fiscal or regulatory legislation or rules adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of FATCA (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law.

Change of Account.  Section 2(b) of the Agreement is hereby amended by the addition after the word “delivery” in the first line thereof of the phrase “to another account in the same legal and tax jurisdiction”.

Tax Documents. Section 4(a)(iii) of the Agreement is hereby amended by adding prior to the existing text: “upon the earlier of learning that such form or documents is required or”.

Please confirm your agreement to be bound by the terms stated herein by executing the copy of this Confirmation enclosed for that purpose and returning it to Dealer.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ David Moran
	Name:	David Moran
	Title:	Managing Director

Counterparty hereby agrees to, accepts and confirms the terms of the foregoing as of the date first written above.

AFFILIATED MANAGERS GROUP, INC.

By:	/s/ Jay C. Horgen
	Name:	Jay C. Horgen
	Title:	Chief Financial Officer and Treasurer

Signature page to Registered Forward Transaction (Block) Master Confirmation